Filed Pursuant to Rule 424(b)(5)
Registration No. 333-267227

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell the notes and are not soliciting an offer to buy the notes in any jurisdiction where the offer or sale is not permitted.

Subject to Completion
Preliminary Prospectus Supplement dated May 6, 2025

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 1, 2022)

$

Starbucks Corporation

$            % Senior Notes due
$            % Senior Notes due
$            % Senior Notes due

___________________________________________

Starbucks is offering $            aggregate principal amount of            % Senior Notes due            (the “            Notes”), $           aggregate principal amount of            % Senior Notes due          (the “         Notes”) and $         aggregate principal amount of         % Senior Notes due           (the “         Notes” and, together with the         Notes and the            Notes, the “Notes”). The            Notes will mature on             ,          , the                         Notes will mature on         ,          and the         Notes will mature on        ,         . Starbucks will pay interest on the Notes semiannually in arrears on          and          of each year, beginning         , 2025.

Starbucks may redeem some of all of the Notes offered hereby in whole at any time or in part from time to time prior to their maturity at the redemption prices described under “Description of Notes — Redemption.”

If Starbucks experiences a change of control triggering event in respect of a series of Notes offered hereby, it may be required to offer to repurchase the Notes of such series from holders as described under “Description of Notes — Offer to Repurchase upon a Change of Control Triggering Event.”

The Notes will be Starbucks’ senior unsecured obligations and will rank equally in right of payment with all of its other senior unsecured indebtedness from time to time outstanding. The Notes of each series offered hereby will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

___________________________________________

Investing in the Notes involves risks that are described or referred to in the “Risk Factors” section beginning on page S-5 of this prospectus supplement.

	Per Note	Total	Per Note	Total	Per Note	Total
Initial public offering price(1)%		$	%	$	%	$
Underwriting discount	%	$	%	$	%	$
Proceeds, before expenses, to Starbucks	%	$	%	$	%	$

___________

(1)      Plus accrued interest from         , 2025, if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Delivery of the Notes will be made only through the facilities of The Depository Trust Company for the accounts of its participants, including Clearstream Banking, S.A., and Euroclear Bank SA/NV on or about         , 2025.

___________________________________________

Joint Book-Running Managers

BofA Securities	Citigroup	Morgan Stanley	Scotiabank
US Bancorp		Wells Fargo Securities

___________________________________________

The date of this prospectus supplement is         , 2025.

You should carefully read this prospectus supplement, the accompanying prospectus and any free writing prospectus we have authorized. You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus that we have authorized. Neither we nor the underwriters have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell, and seeking offers to buy, the Notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the Notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

Prospectus Supplement

Prospectus

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About this Prospectus Supplement

This document is comprised of two parts. The first part is this prospectus supplement, which contains the terms of this offering of Notes and other information. The second part is the accompanying prospectus dated September 1, 2022, which is part of our Registration Statement on Form S-3 (SEC Registration No. 333-267227) and contains more general information, some of which does not apply to this offering.

This prospectus supplement may add to, update or change the information in the accompanying prospectus. If information in this prospectus supplement is inconsistent with information in the accompanying prospectus, this prospectus supplement will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained or incorporated by reference into this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents to which we have referred you in “Incorporation of Certain Documents by Reference” in this prospectus supplement and the accompanying prospectus and in “Where You Can Find More Information” in the accompanying prospectus.

No person is authorized to give any information or to make any representation that is different from, or in addition to, those contained or incorporated by reference into this prospectus supplement, the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. Neither the delivery of this prospectus supplement, the accompanying prospectus, nor any sale made hereunder, shall under any circumstances create any implication that there has been no change in our affairs since the date of this prospectus supplement, or that the information contained or incorporated by reference into this prospectus supplement or the accompanying prospectus is correct as of any time subsequent to the date of such information.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell, or an invitation on our behalf or the underwriters or any of them, to subscribe for or purchase any of the Notes, and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation. See “Underwriting (Conflicts of Interest).”

In this prospectus supplement, unless otherwise stated or the context otherwise requires, references to “Starbucks,” “we,” “us,” “our” and “Company” refer to Starbucks Corporation and its consolidated subsidiaries. If we use a capitalized term in this prospectus supplement and do not define the term in this prospectus supplement, it is defined in the accompanying prospectus.

S-ii

Summary

This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but may not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference carefully, including the “Risk Factors” and the financial statements and the related Notes, before making an investment decision.

Starbucks Corporation

Starbucks is the premier roaster, marketer and retailer of specialty coffee in the world, operating in 88 markets. Formed in 1985, Starbucks Corporation’s common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SBUX.” We purchase and roast high-quality coffees that we sell, along with handcrafted coffee, tea and other beverages and a variety of high-quality food items through company-operated stores. We also sell a variety of coffee and tea products and license our trademarks through other channels, such as licensed stores as well as grocery and foodservice through our Global Coffee Alliance with Nestlé S.A. (“Nestlé”). In addition to our flagship Starbucks Coffee® brand, we sell goods and services under the following brands: Teavana®, Ethos® and Starbucks Reserve®.

Our primary objective is to maintain Starbucks standing as one of the most recognized and respected brands in the world. We believe the continuous investments in our brand and operations will deliver long-term targeted revenue and income growth. This includes expansion of our global store base, adding stores in both existing, developed markets such as the U.S. and in higher growth markets, as well as optimizing the mix of company-operated and licensed stores around the world. In addition, by leveraging experiences gained through our stores and elsewhere, we continue to drive beverage, equipment, process and technology innovation, including in our industry-leading digital platform. We strive to regularly offer consumers new, innovative coffee and other products in a variety of forms, across new categories, diverse channels and alternative store formats.

Our principal executive offices are located at 2401 Utah Avenue South, Seattle, Washington 98134, and our telephone number is (206) 447-1575. We maintain a website at http://www.starbucks.com. The information on our website is not part of this prospectus supplement or the accompanying prospectus.

The Offering

The following is a summary of the Notes and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the Notes, please refer to the section entitled “Description of Notes” in this prospectus supplement and the section entitled “Description of Debt Securities” in the accompanying prospectus.

Issuer	Starbucks Corporation, a Washington corporation.
Notes Offered	$ aggregate principal amount of % Senior Notes due .
$ aggregate principal amount of % Senior Notes due .
$ aggregate principal amount of % Senior Notes due .
Maturity	The Notes will mature on , .
The Notes will mature on , .
The Notes will mature on , .
Interest Payment Dates	Interest on the Notes will be paid semiannually in arrears on and of each year, beginning , 2025.
Interest on the Notes will be paid semiannually in arrears on and of each year, beginning , 2025.
Interest on the Notes will be paid semiannually in arrears on and of each year, beginning , 2025.
Interest	The Notes will bear interest at % per year. Interest on the Notes will accrue from , 2025.
The Notes will bear interest at % per year. Interest on the Notes will accrue from , 2025.
The Notes will bear interest at % per year. Interest on the Notes will accrue from , 2025.
Optional Redemption

At any time prior to the applicable Par Call Date (as defined herein), the Notes of the applicable series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•   100% of the aggregate principal amount of the Notes to be redeemed; and

•        (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, assuming that the Notes of the applicable series matured on the applicable Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined herein) plus          basis points, in the case of the          Notes, plus          basis points, in the case of the          Notes or plus          basis points, in the case of the     Notes, less (b) interest accrued to the redemption date,

plus, in each case, accrued and unpaid interest on the Notes being redeemed to the redemption date.

In addition, at any time and from time to time, on and after the applicable Par Call Date, some or all of the Notes of the applicable series will be redeemable, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest on the principal amount being redeemed to the redemption date. See “Description of Notes — Redemption.”

Offer to Repurchase Upon a Change of Control Triggering Event

Upon the occurrence of a “Change of Control Triggering Event,” as defined under “Description of Notes — Offer to Repurchase upon a Change of Control Triggering Event,” in respect of a series of Notes offered hereby, we will be required, unless we have exercised our option to redeem the Notes of such series, to make an offer to repurchase the Notes of such series at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Ranking

The Notes will rank equally in right of payment with all of our other senior unsecured indebtedness, whether currently existing or incurred in the future. As of March 30, 2025, we had $15,700.0 million in aggregate principal amount of senior unsecured Notes outstanding and a $3.0 billion unsecured, revolving Credit Agreement (as defined below), with no amounts outstanding. The Notes will be senior in right of payment to our subordinated indebtedness and effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing such indebtedness. As of March 30, 2025, we had no secured indebtedness. The Notes will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. As of March 30, 2025, our subsidiaries had $1.1 million in outstanding indebtedness (excluding trade payables).

Certain Covenants

The Indenture (as defined below) governing the Notes contains covenants that, among other things, will limit our ability to:

•   incur, create, assume or guarantee any debt for borrowed money secured by a lien upon any principal property or shares of stock or indebtedness of any subsidiary that owns any principal property;

•   enter into certain sale and lease-back transactions; and

•   consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under the heading “Description of Notes — Certain Covenants — Limitation on Liens,” “— Limitation on Sale and Lease-Back Transactions” and “— Limitation on Mergers and Other Transactions” in this prospectus supplement.

Use of Proceeds

We intend to use the net proceeds from the sale of the Notes to repay at maturity all of the $1.25 billion in aggregate principal amount of our 3.800% Senior Notes due August 15, 2025 (the “3.800% Senior Notes”), and for general corporate purposes. See “Use of Proceeds.”

Form and Denomination

We will issue the Notes of each series offered hereby in the form of one or more fully registered global notes, without coupons, registered in the name of the nominee of The Depository Trust Company (“DTC”). Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Clearstream Banking, S.A., and Euroclear Bank SA/NV will hold interests on behalf of their participants through their respective U.S. depositaries, which in turn will hold such interests in accounts as participants of DTC. Except in the limited circumstances described in this prospectus supplement and in the accompanying prospectus, owners of beneficial interests in the global notes will not be entitled to have Notes registered in their names, will not receive or be entitled to receive Notes in definitive form and will not be considered holders of Notes under the Indenture. The Notes of each series offered hereby will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Further Issuances

We may, from time to time, without giving notice to or seeking the consent of the holders or beneficial owners of any series of Notes offered hereby, issue additional debt securities having the same terms (except for the issue date and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with, the Notes of a series offered hereby. Any additional debt securities having such similar terms, together with the Notes of the applicable series offered hereby, will constitute a single series of securities under the Indenture.

Conflicts of Interest:

Certain of the underwriters or their respective affiliates may be holders of our 3.800% Senior Notes, which we intend to repay in full at maturity with a portion of the net proceeds of this offering. Accordingly, such underwriters or their respective affiliates may receive more than 5% of the net proceeds of this offering, not including underwriting compensation, thus creating a “conflict of interest” within the meaning of Rule 5121 of the Financial Industry Regulation Authority, Inc. (“FINRA Rule 5121”). Accordingly, this offering is being made in compliance with the requirements of FINRA Rule 5121. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Risk Factors

Your investment in the Notes will involve risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus as well as the specific factors under the heading “Risk Factors” beginning on page S-5.

Trustee	U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association.
Calculation Agent	U.S. Bank Trust Company, National Association.
Governing Law	The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Risk Factors

Investing in the Notes offered by this prospectus supplement involves risks. You should carefully consider the risk factors described below as well as those incorporated by reference to our most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the Notes.

Risks Relating to this Offering and the Notes

Increased leverage may harm our financial condition and results of operations.

As of March 30, 2025, we had approximately $39,248.5 million of total liabilities on a consolidated basis, including $15,700.0 million in aggregate principal amount of senior unsecured notes outstanding. Our commercial paper program currently has a borrowing limit of $3.0 billion, which is backstopped by our revolving Credit Agreement. The current commitment under our Credit Agreement is $3.0 billion, which may be increased to $4.0 billion, upon the consent of the lenders under our Credit Agreement. As of March 30, 2025, we had no outstanding borrowings under our commercial paper program and no amounts of outstanding borrowings under our Credit Agreement.

We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on debt for borrowed money secured by liens on our principal properties or shares of stock or indebtedness of any subsidiaries that own any principal properties, the Notes do not restrict future incurrence of indebtedness. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation, that:

•        we will have additional cash requirements to support the payment of interest on our outstanding indebtedness;

•        increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

•        our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

•        our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

Our ability to make payments of principal and interest on our indebtedness depends on our future performance, which will be subject to general economic conditions (including interest rates), inflationary pressures, disruptions to our supply chain, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

•        to seek additional financing in the debt or equity markets;

•        to refinance or restructure all or a portion of our indebtedness, including the Notes;

•        to sell selected assets;

•        to reduce or delay planned capital expenditures; or

•        to reduce or delay planned operating expenditures.

Such measures might not be sufficient to enable us to service our debt, including the Notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

The Notes will be effectively subordinated to the debt of our subsidiaries, which may limit your recovery.

The Notes are our obligations and not obligations of any of our subsidiaries. A significant portion of our operations is conducted through our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the Notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the Notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors. As of March 30, 2025, our subsidiaries had $1.1 million in outstanding indebtedness (excluding trade payables).

The Notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the Notes.

The Notes are our senior unsecured general obligations, ranking equally with other senior unsecured indebtedness. The Indenture governing the Notes permits us and our subsidiaries to incur additional secured debt under specific circumstances. If we incur any secured debt, all or a portion of our assets will be subject to prior claims by our secured creditors. If our subsidiaries incur any secured debt, all or a portion of their assets will be subject to prior claims by their secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the Notes only after all debt secured by those assets has been repaid in full. Holders of the Notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. If we incur any additional obligations that rank equally with the Notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the Notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the Notes then outstanding would remain unpaid. As of March 30, 2025, we had no secured indebtedness.

We intend to continue to repurchase our stock and pay cash dividends to shareholders, which will reduce cash reserves and shareholders’ equity that is available for repayment of the Notes.

We expect to continue to repurchase our common stock under our previously announced share repurchase program and to pay cash dividends to shareholders. These expenditures may be significant, and would reduce cash and shareholders’ equity that is available to repay the Notes.

The provisions of the Notes will not necessarily protect you in the event of a highly-leveraged transaction.

The terms of the Notes will not necessarily afford you protection in the event of a highly-leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the Notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the Notes, or, even if they do, may not necessarily constitute a change of control triggering event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your Notes may decline.

We have made only limited covenants in the Indenture governing the Notes and these limited covenants may not protect your investment.

The Indenture governing the Notes does not:

•        require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flows or liquidity and, accordingly, does not protect holders of the Notes in the event that we experience significant adverse changes in our financial condition or results of operations;

•        limit our subsidiaries’ ability to incur indebtedness which would effectively rank senior to the Notes;

•        limit our ability to incur indebtedness that is equal in right of payment to the Notes;

•        restrict our ability to repurchase our common stock; or

•        restrict our ability to make investments or to pay dividends or make other payments in respect of our common stock or other securities ranking junior to the Notes.

Furthermore, the Indenture governing the Notes contains only limited protections in the event of a change of control and similar transactions. We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the Notes but may not constitute a change of control that, upon any resulting downgrade in credit rating below investment grade, permits holders to require us to repurchase their Notes.

We may not be able to repurchase all of the Notes upon a change of control triggering event, which would result in a default under the Notes.

We may be required to offer to repurchase a series of Notes upon the occurrence of a change of control triggering event with respect to such series of Notes as provided in the Indenture governing the Notes. However, we may not have sufficient funds to repurchase the Notes in cash at such time. In addition, our ability to repurchase the Notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time. Our failure to repurchase the Notes as required under the Indenture governing the Notes would result in a default under the Indenture, which could have material adverse consequences for us and the holders of the Notes. See “Description of Notes — Offer to Repurchase upon a Change of Control Triggering Event.”

Redemption may adversely affect your return on the Notes.

We may choose to redeem the Notes of any series at times when prevailing interest rates are relatively low. As a result, you may not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the Notes being redeemed. Such redemption right of ours also may adversely impact your ability to sell your Notes, and/or the price at which you could sell your Notes, as the redemption date approaches.

Changes in our credit ratings may adversely affect the value of the Notes.

Our long-term debt is subject to periodic review by independent credit rating agencies. Such ratings are limited in scope, and do not address all material risks relating to an investment in the Notes, but rather reflect only the view of each rating agency at the time the rating is issued. Credit ratings assigned to the Notes may not reflect fluctuations in the market value of the Notes as a result of changes in prevailing interest rates, our credit spreads, or other factors. Such ratings are not recommendations to buy, sell or hold the Notes. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, are likely to adversely affect the market value of the Notes and could increase our corporate borrowing costs. In this circumstance, no person or entity is obliged to provide any additional support or credit enhancement with respect to the Notes.

There may not be active trading markets for the Notes of a series and the market prices of the Notes may be volatile.

There are no existing markets for the Notes of any of the series offered hereby and we do not intend to apply for the listing of the Notes of any series offered hereby on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that trading markets for the Notes of any series offered hereby will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any markets that may develop for the Notes of any of the series offered hereby, your ability to sell your Notes or the prices at which you will be able to sell your Notes. Future trading prices of the Notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

•        time remaining to the maturity of the Notes;

•        outstanding amounts of the Notes;

•        the terms related to the optional redemption of the Notes; and

•        level, direction and volatility of market interest rates generally.

The condition of the financial markets and prevailing interest rates have fluctuated significantly in the past and may fluctuate in the future. Such fluctuations and further interest rate increases could have an adverse effect on the liquidity and price of the Notes.

Use of Proceeds

We estimate the net proceeds from the sale of the Notes offered hereby will be approximately $         million after deduction of the underwriting discounts and offering expenses. We intend to use the net proceeds from the sale of the Notes to repay at maturity all of the $1.25 billion in aggregate principal amount of our 3.800% Senior Notes maturing on August 15, 2025, and for general corporate purposes. We may temporarily invest funds that are not immediately needed for these purposes in short-term investments, including marketable securities.

Certain of the underwriters and/or their affiliates may be holders of our 3.800% Senior Notes and, accordingly, may receive a portion of the net proceeds of this offering in connection with the repayment of our 3.800% Senior Notes. See “Underwriting (Conflicts of Interest) — Conflicts of Interest.”

Description of Notes

The following description of certain material terms of the Notes offered hereby does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on this description of Notes in this prospectus supplement.

The Notes will be issued under and governed by an indenture dated as of September 15, 2016 (the “2016 Base Indenture”) between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), as successor in interest to U.S. Bank National Association, as supplemented by a supplemental indenture to be entered into between us and the Trustee on the date of issue of the Notes, with respect to the Notes (the “Eleventh Supplemental Indenture” and, together with the 2016 Base Indenture, the “Indenture”). The following description is subject to, and is qualified in its entirety by reference to, the Indenture. Unless otherwise defined herein, capitalized terms used in the following description are defined in the Indenture. As used in the following description, the terms “Starbucks,” “we,” “us,” “our” and “Company” refer to Starbucks Corporation, a Washington corporation, and not any of its subsidiaries, unless the context requires otherwise.

We urge you to read the Indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the Notes. You may request copies of the Indenture from us at our address set forth under “Incorporation of Certain Documents by Reference.”

General

The Notes are three series of senior debt securities issued under the Indenture. The Trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the Indenture.

The aggregate principal amount of the             Notes will initially be $        , and the             Notes will mature on        ,         . The aggregate principal amount of the          Notes will initially be $        , and the          Notes will mature on         ,         . The aggregate principal amount of the          Notes will initially be $        , and the            Notes will mature on         ,        . The Notes of each series offered hereby will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof.

The Notes are general unsecured senior obligations of Starbucks and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of March 30, 2025, we had $15,700.0 million in aggregate principal amount of senior unsecured notes outstanding. The Notes will be senior in right of payment to our subordinated indebtedness and effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. As of March 30, 2025 we had no secured indebtedness. The Notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. As of March 30, 2025, our subsidiaries had $1.1 million in outstanding indebtedness (excluding trade payables). The Notes are not subject to, and do not have the benefit of, any sinking fund.

We may, from time to time, without giving notice to or seeking consent of the holders or beneficial owners of any series of Notes offered hereby, issue additional debt securities having the same terms (except for the issue date, and, in some cases, the public offering price and the first interest payment date) as, and ranking equally and ratably with the applicable series of Notes offered hereby; provided that if the additional notes are not fungible with the original Notes for United States federal income tax purposes, the additional notes will have a separate CUSIP number. Any additional debt securities having such similar terms, together with the Notes of the applicable series offered hereby, will constitute a single series of securities under the Indenture. No such additional debt securities of a series of notes may be issued if an Event of Default has occurred and is continuing with respect to such notes.

The Indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Interest

The          Notes will bear interest at a fixed rate of         % per annum, starting on         , 2025 and ending on their maturity date. The          Notes will bear interest at a fixed rate of         % per annum, starting on         , 2025 and ending on their maturity date. The          Notes will bear interest at a fixed rate of         % per annum, starting on         , 2025 and ending on their maturity date. Interest on the Notes will be payable semiannually in arrears on and of each year (each, an “Interest Payment Date”), beginning on        , 2025. So long as the Notes remain in book-entry only form, the record date for each Interest Payment Date will be the close of business on the business day before the applicable Interest Payment Date. If the Notes are not in book-entry form, the record date for each Interest Payment Date will be the close of business on the fifteenth calendar day (whether or not a business day) before the applicable Interest Payment Date.

Interest on the Notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

Any payment otherwise required to be made in respect of the Notes on a date that is not a business day may be made on the next succeeding business day. No additional interest will accrue as a result of any delayed payment. “Business day” means any day other than a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed.

Redemption

At any time prior to the applicable Par Call Date, the Notes of the applicable series will be redeemable, in whole at any time or in part from time to time, at our option, at a redemption price equal to the greater of:

•        100% of the aggregate principal amount of the Notes to be redeemed; and

•        (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed, assuming that the Notes of the applicable series matured on the applicable Par Call Date, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate (as defined below) plus          basis points in the case of the          Notes, plus         basis points in the case of the          Notes or plus          basis points in the case of the          Notes, less (b) interest accrued to the redemption date,

plus, in either case, accrued and unpaid interest on the Notes being redeemed to, but excluding, the redemption date.

Calculation of the foregoing will be made by us or on our behalf by such Person as we shall designate; provided, however, that such calculation shall not be a duty or obligation of the Trustee.

In addition, at any time and from time to time, on and after the applicable Par Call Date, we may redeem some or all of the Notes of the applicable series, at our option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Notwithstanding the foregoing, installments of interest on the Notes that are due and payable on Interest Payment Dates falling on or prior to a redemption date will be payable on such Interest Payment Date to the registered holders as of the close of business on the relevant record date according to the Notes of the applicable series and the Indenture.

Any redemption or notice of any redemption (including the amount of Notes redeemed and conditions precedent applicable to different amounts of Notes redeemed) may, at our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of an equity offering, other offering, issuance of indebtedness or other transaction or event. Notice of any redemption in respect thereof may be given prior to the completion thereof and may be partial as a result of only some of the conditions being satisfied.

If such redemption or notice is subject to satisfaction of one or more conditions precedent, such notice shall state that, in our discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was delivered) as any or all such conditions shall be satisfied (or waived by us in our sole discretion), or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied (or waived by us in our sole discretion) by the redemption date, or by the redemption date so delayed. In addition, we may provide in such notice that payment of the redemption price and performance of our obligations with respect to such redemption may be performed by another person.

We may at any time, and from time to time, purchase the Notes at any price or prices in the open market or otherwise.

“Par Call Date” means, in the case of the         Notes,        ,        (         months prior to the maturity date of the         Notes), in the case of the         Notes,        ,        (         months prior to the maturity date of the         Notes) and, in the case of the          Notes,         ,          (        months prior to the maturity date of the         Notes).

“Treasury Rate” means, with respect to any redemption date, the yield determined in accordance with the following two paragraphs.

The Treasury Rate will be determined by us or our designee (which will not be the Trustee) after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily) — H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities — Treasury constant maturities — Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we or our designee will select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the applicable Par Call Date (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields — one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life — and will interpolate to the applicable Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 will be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, we or our designee will calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the applicable Par Call Date. If there is no United States Treasury security maturing on the applicable Par Call Date, but there are two or more United States Treasury securities with a maturity date equally distant from the applicable Par Call Date, one with a maturity date preceding the applicable Par Call Date and one with a maturity date following the applicable Par Call Date we or our designee will select the United States Treasury security with a maturity date preceding the applicable Par Call Date. If there are two or more United States Treasury securities maturing on the applicable Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, then we or our designee will select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security will be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Redemption Procedures

In the event that we choose to redeem less than all of the Notes of a series offered hereby, selection of the Notes of such series for redemption will be made by the Trustee either:

•        in compliance with the requirements of the principal national securities exchange, if any, on which the Notes of such series are listed; or

•        if the Notes of such series are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes will be done in accordance with the policies and procedures of the depositary. DTC’s current practice is to determine by lot the amount of each participant in the Notes to be redeemed.

No Notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be sent at least 10 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Offer to Repurchase upon a Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event in respect of the Notes of a series offered hereby, unless we have exercised our option to redeem such Notes as described above, each holder of Notes of such series will have the right to require that we purchase all or a portion of such holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued interest, if any, to, but not including, the date of purchase, subject to the rights of holders of Notes of such series on the relevant record date to receive interest due on the relevant Interest Payment Date that is on or prior to the redemption date.

Within 30 days following the date upon which the Change of Control Triggering Event occurred, or at our option, prior to any Change of Control (as defined below) but after the public announcement of the pending Change of Control, we must send a notice to each holder, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 10 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date. Holders electing to have Notes purchased pursuant to a Change of Control Offer will be required to surrender their Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice, or transfer their Notes to the paying agent by book-entry transfer pursuant to the applicable procedures of the paying agent, prior to the close of business on the third business day prior to the Change of Control Payment Date.

We will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all Notes properly tendered and not withdrawn under its offer.

If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding Notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

Neither our board of directors nor the Trustee may waive the covenant relating to a holder’s right to have their Notes repurchased upon the occurrence of a Change of Control Triggering Event. Restrictions in the Indenture described herein on the ability of us and our subsidiaries to incur additional indebtedness secured by a lien on our principal properties or shares of stock or indebtedness of our subsidiaries that own principal properties may also make more difficult or discourage a takeover of us, whether favored or opposed by our management.

Consummation of any such transaction in certain circumstances may require redemption or repurchase of the Notes, and we cannot assure you that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our subsidiaries by our management. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the holders of the Notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, recapitalization, restructuring, merger or similar transaction.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the “Change of Control Triggering Event” provisions of the Indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the “Change of Control Triggering Event” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture, including the Eleventh Supplemental Indenture, with respect to the Notes, will contain, respectively, the following covenants:

Limitation on Liens

(a) We will not (nor will we permit any subsidiary to) issue, incur, create, assume or guarantee any Funded Debt secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a “mortgage”) upon any Principal Property or upon any shares of stock or Indebtedness of any subsidiary that owns any Principal Property (whether such Principal Property, shares or Indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such Funded Debt, or the grant of such mortgage, that the Notes (together with, if we shall so determine, any other Indebtedness of or guaranty by us or such subsidiary ranking equally with the Notes) shall be secured equally and ratably with (or, at our option, prior to) such Funded Debt; provided that any mortgage created for the benefit of holders of the Notes pursuant to this provision shall provide by its terms that such mortgage shall be automatically and unconditionally released and discharged (i) upon the release and discharge of the mortgage that resulted in such provision becoming applicable or upon such mortgage constituting a Permitted Lien or being permitted under clause (b) below or paragraph (b) of the covenant described below under the caption “— Limitation on Sale and Lease-Back Transactions” or (ii) at such time as such subsidiary is no longer a subsidiary of the Company. The foregoing restriction, however, will not apply to, and there will be excluded from any computation under clause (b) below and under paragraph (b) of the covenant described below under the caption “— Limitation on Sale and Lease-Back Transactions,” each of the following (and the Funded Debt secured thereby) (“Permitted Liens”):

(1)    mortgages on property, shares of stock or Indebtedness or other assets of any person existing at the time such person becomes a subsidiary;

(2)    mortgages on property, shares of stock or Indebtedness or other assets existing at the time of acquisition thereof by us or a subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof or the cost of construction, installation, renovation, improvement or development thereon or thereof, or mortgages on property, shares of stock or Indebtedness or other assets to secure any Indebtedness incurred or guaranteed prior to, at the time of, or within 360 days after, the latest of the acquisition thereof or, in the case of property, the completion of such construction, installation, renovation, improvement or development or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction, installation, renovation, improvement or development;

(3)    mortgages in favor of us or a subsidiary to secure Funded Debt owing to us or to a subsidiary;

(4)    mortgages existing at the date of the initial issuance of the Notes;

(5)    mortgages on property, shares of stock or Indebtedness or assets of a person existing at the time such person is merged into or consolidated with Starbucks or a subsidiary or at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a subsidiary;

(6)    mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), any foreign government, or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia) or any foreign government, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages (including, but not limited to, mortgages incurred in connection with pollution control or industrial revenue bonds or similar financing);

(7)    mortgages created in connection with a project financed with, and created to secure, a Nonrecourse Obligation; or

(8)    modifications, refinancings, restructurings, extensions, renewals, refundings, or replacements, in whole or in part, of any mortgage referred to in the foregoing clauses (and for the avoidance of doubt, any successive extensions, renewals or replacements thereof); provided, however, that (i) the principal amount of Funded Debt secured thereby shall not exceed the principal amount of Funded Debt, plus any fees and expenses (including any premium and defeasance costs and accrued interest or amortization of original issue discount) in connection with any such modification, refinancing, restructuring, extension, renewal, refunding or replacement, so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding, or replacement and (ii) such extension, renewal, refunding or replacement mortgages will be limited to all or part of the same property, shares of stock or Indebtedness or assets and improvement or development thereon or thereof which secured the Indebtedness so secured at the time of such modification, refinancing, restructuring, extension, renewal, refunding or replacement.

(b) Notwithstanding the restrictions in the first sentence of the preceding paragraph, we or any subsidiary of ours may issue, incur, create, assume or guarantee Funded Debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the Notes, provided that after giving effect thereto, the aggregate amount of all Funded Debt so secured by mortgages (not including Funded Debt secured by Permitted Liens) plus the aggregate amount of all Attributable Debt in respect of Sale and Lease-Back Transactions relating to Principal Properties (excluding any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) of the covenant described below under the caption “— Limitation on Sale and Lease-Back Transactions”) does not exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Sale and Lease-Back Transactions

(a) We will not, nor will we permit any subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property. The foregoing restriction, however, will not apply to, and therefore there will be excluded from any computation under clause (b) below and under paragraph (b) of the covenant described above under the caption “— Limitation on Liens,” any Sale and Lease-Back Transaction (and any Attributable Debt relating thereto) if:

(1)    we or a subsidiary are permitted to create Funded Debt secured by a mortgage pursuant to any of the Permitted Liens on the Principal Property involved in such Sale and Lease-Back Transaction, in an amount at least equal to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the Notes;

(2)    the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our Chief Executive Officer, President, Chief Financial Officer, Treasurer or Controller) and we or a subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the prepayment or retirement of debt for borrowed money of Starbucks or a subsidiary (other than debt that is subordinated to the Notes or debt owed to us or a subsidiary);

(3)    we or a subsidiary apply an amount equal to the net proceeds of such Sale and Lease-Back Transaction within 360 days thereof to the purchase, construction, development, expansion or improvement of other property;

(4)    such Sale and Lease-Back Transaction involves a lease for a term, including renewals, of not more than three years;

(5)    such Sale and Lease-Back Transaction is between us and one of our subsidiaries, or between subsidiaries;

(6)    such Sale and Lease-Back Transaction is executed at the time of, or within 12 months after the latest of, the acquisition, the completion of construction or improvement, or the commencement of substantial commercial operation, of the Principal Property covered thereby;

(7)    the lease in such Sale and Lease-Back Transaction secures or relates to industrial revenue or pollution control bonds if we are permitted to incur a mortgage in connection with such industrial revenue or pollution control bonds pursuant to clause (6) of the second sentence of paragraph (a) under the caption “— Limitation on Liens”; or

(8)    the lease payment in such Sale and Lease-Back Transaction is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation.

(b) Notwithstanding the restrictions in the first sentence of the preceding paragraph, we or any subsidiary of ours may enter into any Sale and Lease-Back Transaction with respect to any Principal Property which would otherwise be subject to such restrictions, provided that after giving effect thereto, the aggregate amount of all Attributable Debt with respect to all such Sale and Lease-Back Transactions (not including any Attributable Debt permitted to be incurred pursuant to clauses (1) through (8) of paragraph (a) above) plus the aggregate amount of all secured Funded Debt incurred pursuant to paragraph (a) under the covenant described above under the caption “— Limitation on Liens” (excluding Funded Debt secured by Permitted Liens) does not exceed 15% of our Consolidated Net Tangible Assets.

Limitation on Mergers and Other Transactions

We may not, directly or indirectly, merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless we meet the following conditions:

(1)    either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all of our obligations under the Notes and the Indenture;

(2)    immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the Indenture; and

(3)    an officer’s certificate and an opinion of counsel is delivered to the Trustee to the effect that both of the conditions set forth above have been satisfied.

In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the Indenture and automatically be substituted for us in the Indenture and as issuer of the Notes and may exercise our every right and power under the Notes and the Indenture. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), we will be automatically and unconditionally released and discharged from all obligations and covenants under the Indenture and all Notes issued thereunder.

Although there is a limited body of case law interpreting the phrase “all or substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of “all or substantially all” of our properties or assets. As a result, it may be unclear as to whether the merger, consolidation or sale of assets covenant would apply to a particular transaction as described above absent a decision by a court of competent jurisdiction.

Events of Default

Any of the following constitutes an Event of Default with respect to a series of Notes:

•        failure to pay interest on such series of Notes for 90 days after the payment is due;

•        failure to pay principal or any premium on such series of Notes when due;

•        failure to perform any other covenant relating to such series of Notes (other than a covenant included in the Indenture solely for the benefit of another series of Notes) upon the receipt by us of notice of such default given as specified in the Indenture and our failure to cure such default within 90 days after receipt by us of such notice; and

•        certain events of bankruptcy, insolvency and reorganization affecting the Company or any Significant Subsidiary.

A court of competent jurisdiction will have the power to stay any cure period under the Indenture in the event of litigation regarding whether a default or Event of Default has occurred.

Defeasance

See “Description of Debt Securities — Defeasance of Debt Securities and Certain Covenants in Certain Circumstances” in the accompanying prospectus.

Definitions

Set forth below are certain defined terms used in the Indenture. We refer you to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used in this Description of Notes or for which no definition is provided.

“Attributable Debt” with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the lesser of (A) the present value of the total net amount of lease payments required to be paid under such lease during the remaining term thereof (after deducting the amount of rent to be received under non-cancellable subleases and including any period for which such lease has been extended), discounted at the greater of (x) the weighted average interest rate per annum borne by the Notes or (y) the interest rate inherent in such lease, in each case, as determined by the Chief Financial Officer, Treasurer or Controller of the Company, compounded semiannually, or (B) the sale price for the Principal Property so sold and leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such Sale and Lease-Back Transaction and the denominator of which is the base term of such lease. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (ii) the net amount determined assuming no such termination. For purposes of determining such Attributable Debt, “lease payments” are the aggregate amount of the rent payable by the lessee with respect to the applicable period, after excluding amounts required to be paid on account of maintenance and repairs, water rates and similar utility charges. If and to the extent the amount of any lease payment during any future period is not definitely determinable under the lease in question, the amount of such lease payment will be estimated in such reasonable manner as the Chief Financial Officer, Treasurer or Controller of the Company may in good faith determine.

“Below Investment Grade Rating Event” means the Notes of the applicable series offered hereby are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Notes of such series is under publicly announced consideration for possible downgrade by any of the Rating Agencies); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event hereunder) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Beneficial Owner” will have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934, as amended, as in effect on the date of the closing of the offering; provided that the right to acquire Voting Stock (so long as such Person does not have the right to direct the voting of the Voting Stock subject to such right) or any veto power in connection with the acquisition or disposition of Voting Stock will not cause a party to be a beneficial owner.

“Capital Stock” means:

(1)    with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

(2)    with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

“Change of Control” means the occurrence of one or more of the following events:

(1)    any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” of such related “persons” (as such terms are used in Section 13(d)(3) of the Exchange Act) (whether or not otherwise in compliance with the provisions of the Indenture);

(2)    the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); or

(3)    the consummation of any transaction the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act) or “group” of such related “persons” (as such terms are used in Section 13(d)(3) of the Exchange Act) shall become the Beneficial Owner, directly or indirectly, of more than 50% of the aggregate ordinary voting power of the Voting Stock of the Company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (i) the Company becomes a wholly owned subsidiary of a holding company and (ii) the holders of the Voting Stock of such holding company immediately following such transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require us to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of our assets of those of our subsidiaries taken as a whole to another person or group may be uncertain.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person’s common stock, and includes, without limitation, all series and classes of such common stock.

“Consolidated Net Tangible Assets” means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

“Credit Agreement” means the Credit Agreement, dated as of September 16, 2021, as amended by Amendment No. 1 to Credit Agreement, dated April 17, 2023, among the Company, Bank of America, N.A., in its capacity as Administrative Agent, Swing Line Lender and L/C Issuer, Wells Fargo Bank, N.A., Citibank, N.A. and U.S. Bank National Association, as co-syndication agents and L/C Issuers, JPMorgan Chase Bank, N.A., The Bank of Nova Scotia and Morgan Stanley MUFG Loan Partners, LLC, as co-documentation agents and the other lenders party thereto, including any related letters of credit, Notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case, as further amended, extended, restated, modified, renewed, refunded, replaced, refinanced, supplemented, modified or otherwise changed from time to time, in which case, the credit agreement or such other agreement governing indebtedness together with all other documents and instruments related thereto shall constitute the “Credit Agreement” under the Indenture, whether with the same or different parties thereto.

“Funded Debt” means Indebtedness, whether or not contingent, for money borrowed (including all obligations evidenced by bonds, debentures, Notes or similar instruments) owed or guaranteed by the Company or any consolidated subsidiary, and any of the debt which under generally accepted accounting principles in the United States of America would appear as debt on the consolidated balance sheet of the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or, in each case, if such Rating Agency ceases to rate the Notes or fails to make a rating of such Notes publicly available for reasons outside of our control, the equivalent investment grade credit rating by the replacement agency selected by us in accordance with the procedures described below.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Nonrecourse Obligation” means Indebtedness or lease payment obligations related to (i) the acquisition of a Principal Property not previously owned by the Company or any subsidiary or (ii) the financing of a project involving the development or expansion of any Principal Property owned by the Company or any subsidiary, as to which the obligee with respect to such Indebtedness or obligation has no recourse to the Company or any subsidiary or any of the Company’s or its subsidiaries’ assets other than such Principal Property so acquired, developed or expanded, as applicable.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or limited liability company, or governmental or other entity.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Principal Property” means any individual facility or real property, or portion thereof, owned or hereafter acquired by us or any subsidiary and located within the United States of America, which, in the good faith opinion of our Chief Executive Officer, President, or Chief Financial Officer, is of material importance to the total business conducted by us and our subsidiaries taken as a whole, provided that no such individual facility or property will be deemed of material importance if its gross book value (excluding therefrom any equipment and before deducting accumulated depreciation) is less than 1.0% of our Consolidated Net Tangible Assets. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

“Rating Agencies” means (1) each of Moody’s and S&P; and (2) if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of our control, a “nationally recognized statistical rating organization,” as defined in Section 3(a)(62) of the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody’s or S&P, or both of them, as the case may be.

“Sale and Lease-Back Transaction” means any arrangement with any person providing for the leasing by us or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person and which lease is required by generally accepted accounting principles in the United States of America to be capitalized on the balance sheet of such lessee.

“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and its successors.

“Significant Subsidiary” means any subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02(w)(1)(ii) or (iii) of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the issue date of the Notes.

“subsidiary” means any corporation, limited liability company or other similar type of entity in which we and/or one or more of our subsidiaries together own Voting Stock, membership interests or other capital securities having the power to elect a majority of the board of directors or similar governing body of such corporation, limited liability company or other similar type of entity, directly or indirectly. For the purposes of this definition, “Voting Stock” means stock or other capital securities which ordinarily have voting power for the election of directors or similar governing body, whether at all times or only so long as no senior class of stock or other capital securities have such voting power by reason of any contingency.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

Book-Entry Delivery and Settlement

Global Notes

We will issue the Notes of each series offered hereby in the form of one or more global notes in definitive, fully registered, book-entry form. The global notes will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global notes through either DTC (in the United States), Clearstream Banking, S.A. (“Clearstream”), or Euroclear Bank SA/NV (“Euroclear”), in Europe, either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in Clearstream’s and Euroclear’s names on the books of their U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

DTC has advised us as follows:

•        DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act.

•        DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•        Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations.

•        DTC is owned by a number of its direct participants and by NYSE Euronext and the Financial Industry Regulatory Authority, Inc.

•        Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•        The rules applicable to DTC and its direct and indirect participants are on file with the SEC.

Clearstream has advised us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Section. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the underwriters. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

Euroclear has advised us that it was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank SA/NV (the “Euroclear Operator”), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the “Cooperative”). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers, and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

The Euroclear Operator has advised us that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus supplement solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. None of us, the underwriters or the Trustee takes any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We expect that under procedures established by DTC:

•        upon deposit of the global notes with DTC or its custodian, DTC will credit on its internal system the accounts of direct participants designated by the underwriters with portions of the principal amounts of the global notes; and

•        ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of direct participants, and the records of direct and indirect participants, with respect to interests of persons other than participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global note to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through participants, the ability of a person having an interest in Notes represented by a global note to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global note, DTC or that nominee will be considered the sole owner or holder of the Notes represented by that global note for all purposes under the Indenture and under the Notes. Except as provided below, owners of beneficial interests in a global note will not be entitled to have Notes represented by that global note registered in their names, will not receive or be entitled to receive physical delivery of certificated notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global note must rely on the procedures of DTC and, if that holder is not a direct or indirect participant, on the procedures of the participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global note.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global note, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global note as shown in the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the global note held through such participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The participants will be responsible for those payments.

Distributions on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Distributions on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other hand, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the

U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global note upon surrender by DTC of the global note if:

•        DTC notifies us that it is no longer willing or able to act as a depositary for such global note or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•        an Event of Default has occurred and is continuing, and DTC requests the issuance of certificated notes; or

•        we determine not to have the Notes represented by a global note.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated notes to be issued.

Payment and Paying Agents

Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their Notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

The Trustee will be designated as our paying agent for payments on the Notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Notices

Any notices required to be given to the holders of the Notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the Notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

The Trustee is U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association. The Trustee’s current address is 190 S. LaSalle Street, Chicago, IL 60603, Attn: Global Corporate Trust. U.S. Bank National Association is one of a number of banks with which we maintain ordinary banking relationships. In addition, U.S. Bank National Association is a co-syndication agent and L/C issuer under our Credit Agreement, and a lender thereunder.

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The Indenture and provisions of the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), incorporated by reference in the Indenture contain limitations on the rights of the Trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions with us or any of our affiliates. If the Trustee acquires any conflicting interest (as defined in the Indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York.

Description of Certain Other Indebtedness

Revolving Credit Facility

Our credit agreement, which we entered into on September 16, 2021 (the “Credit Agreement”), provides for a $3.0 billion unsecured, revolving credit facility (of which $150 million may be used for the issuances of letters of credit) and is scheduled to mature on September 16, 2026. As of March 30, 2025, we had no outstanding borrowings under the Credit Agreement. Provided there is no default, we may request an increase from the lenders in the aggregate commitments by an amount not exceeding $1.0 billion, under certain circumstances as set forth in the Credit Agreement.

Borrowings under the credit facility, which was most recently amended in April 2023, will bear interest at a variable rate based on Term SOFR (as defined below), and, for U.S. dollar-denominated loans under certain circumstances, a Base Rate (as defined below), in each case plus an applicable margin. The applicable margin is based on our long-term credit ratings assigned by the Moody’s and Standard & Poor’s rating agencies. The “Base Rate” is the highest of (i) the Federal Funds Rate (as defined in the Credit Agreement) plus 0.500%, (ii) Bank of America’s prime rate, and (iii) Term SOFR plus 1.000%. “Term SOFR” means the forward-looking SOFR term rate administrated by the Chicago Mercantile Exchange plus a SOFR Adjustment (as defined in the Credit Agreement, as amended) of 0.100%.

The Credit Agreement contains provisions requiring us to maintain compliance with certain covenants, including a minimum fixed charge coverage ratio of 2.50 to 1. The Credit Agreement also contains certain customary events of default, including non-payment of principal, interest or fees, violation of covenants, cross default to certain other indebtedness, invalidity of any loan document, material judgments, bankruptcy and insolvency events, and change of control, subject, in certain instances, to cure periods. Upon the occurrence of an event of default, the lenders may elect to declare amounts outstanding under the Credit Agreement immediately due and payable.

Commercial Paper Program

Under our commercial paper program, we may issue unsecured commercial paper notes up to a maximum aggregate amount outstanding at any time of $3.0 billion, with individual maturities that may vary but not exceed 397 days from the date of issue. Amounts outstanding under the commercial paper program are required to be backstopped by available commitments under the Credit Agreement.

Under the program, we may issue commercial paper from time to time, and the proceeds of any such commercial paper issuances may be used for working capital needs, capital expenditures and other corporate purposes. As of March 30, 2025, we had no outstanding borrowings under our commercial paper program.

Senior Debt Securities

As of March 30, 2025, we had an aggregate principal amount of $15,700.0 million of senior unsecured notes outstanding. The specific outstanding principal amounts, maturities and interest rates of those senior debt securities are set forth in the following table.

Principal Amount
(in millions)
Senior Debt Securities(1)
3.800% Senior Notes due August 2025	1,250.0
4.750% Senior Notes due February 2026	1,000.0
2.450% Senior Notes due June 2026	500.0
4.850% Senior Notes due February 2027	1,000.0
2.000% Senior Notes due March 2027	500.0
3.500% Senior Notes due March 2028	600.0
4.000% Senior Notes due November 2028	750.0
3.550% Senior Notes due August 2029	1,000.0
2.250% Senior Notes due March 2030	750.0
2.550% Senior Notes due November 2030	1,250.0
4.900% Senior Notes due February 2031	500.0
3.000% Senior Notes due February 2032	1,000.0
4.800% Senior Notes due February 2033	500.0
5.000% Senior Notes due February 2034	500.0
4.300% Senior Notes due June 2045	350.0
3.750% Senior Notes due December 2047	500.0
4.500% Senior Notes due November 2048	1,000.0
4.450% Senior Notes due August 2049	1,000.0
3.350% Senior Notes due March 2050	500.0
3.500% Senior Notes due November 2050	1,250.0
Total	$15,700.0 (1)

____________

(1)      Does not give effect to the issuance of the Notes in this offering or repayment of the 3.800% Senior Notes at the closing of this offering with a portion of the net proceeds of the offering of the Notes.

Our 2.450% 2026 Senior Notes and 2045 Senior Notes were issued under an Indenture dated August 23, 2007 (together with the 2016 Base Indenture, the “Base Indentures”), as supplemented by supplemental indentures applicable to each of those series of Senior Notes. Our 2025 Senior Notes, 4.750% 2026 Senior Notes, 4.850% 2027 Senior Notes, 2.000% 2027 Senior Notes, 3.500% 2028 Senior Notes, 4.000% 2028 Senior Notes, 2029 Senior Notes, 2.250% 2030 Senior Notes, 2.550% 2030 Senior Notes, 2031 Senior Notes, 3.000% 2032 Senior Notes, 2033 Senior Notes, 2034 Senior Notes, 2047 Senior Notes, 2048 Senior Notes, 2049 Senior Notes, 3.350% 2050 Senior Notes and 3.500% 2050 Senior Notes were issued under the 2016 Base Indenture, as supplemented by supplemental indentures applicable to each of those series of Senior Notes. All of these existing Senior Notes are our general unsecured senior obligations and are not guaranteed by any of our subsidiaries. The Base Indentures and the terms of the Senior Notes do not directly limit the amount of other debt that may be incurred by us or our subsidiaries. Subject to several enumerated exceptions, the Base Indentures and the terms of the Senior Notes prohibit us and our subsidiaries from securing certain debt or certain other obligations with any principal property or shares of capital stock or indebtedness of certain of our subsidiaries without providing that the Senior Notes be secured equally and ratably with the secured debt or other obligations for so long as the secured debt or other obligations remain secured, except to the extent the amount of the secured debt or other obligations, along with the attributable debt in respect of certain sale and lease-back transactions, does not exceed 15% of our consolidated net tangible assets, as defined in the supplemental indentures applicable to each series of Senior Notes. See “Description of Notes — Certain Covenants — Limitation on Liens.” The terms of the Senior Notes also restrict our ability to enter into certain sale and lease-back transactions as well as to consolidate or merge with any other person or sell or otherwise dispose of all or substantially all of our assets. See “Description of Notes — Certain Covenants — Limitation on Sale and Lease-Back Transactions” and “— Limitation on Mergers and Other Transactions.”

Certain United States Federal Income Tax Considerations

The following is a summary of certain United States federal income tax considerations relating to the acquisition, ownership and disposition of the Notes. It is not a complete analysis of all the potential tax considerations relating to the Notes. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated under the Code, administrative rulings and judicial decisions, all as in effect as of the date of this prospectus supplement and all of which are subject to change or different interpretations, possibly with retroactive effect. Any such change could affect the accuracy of the statements and conclusions set forth herein. No ruling from the Internal Revenue Service (the “IRS”) or opinion of counsel has or will be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax considerations relating to the acquisition, ownership and disposition of the Notes.

This summary is limited to beneficial owners of the Notes that purchase the Notes upon their initial issuance at their issue price and that will hold the Notes as “capital assets” within the meaning of Section 1221 of the Code. This summary does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction or the Medicare tax on net investment income. In addition, this summary does not address all United States federal income tax considerations that may be relevant to a particular investor in light of the investor’s particular circumstances, or to certain categories of investors that may be subject to special tax rules, such as, for example:

•        holders subject to any alternative minimum tax;

•        banks, government entities, insurance companies or other financial institutions;

•        regulated investment companies;

•        real estate investment trusts;

•        tax-exempt organizations;

•        brokers and dealers in securities or commodities;

•        U.S. expatriates;

•        traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•        U.S. Holders (as defined below) whose functional currency is not the United States dollar;

•        persons that will hold the Notes as a position in a hedging transaction, straddle, conversion transaction or other risk reduction transaction;

•        persons deemed to sell the Notes under the constructive sale provisions of the Code;

•        persons that are required to accelerate the recognition of any item of gross income with respect to the Notes as a result of such income being recognized on an applicable financial statement;

•        “controlled foreign corporations” or “passive foreign investment companies”; or

•        entities or arrangements classified as partnerships for United States federal income tax purposes or other pass-through entities (such as S corporations), or investors in such entities.

If an entity or arrangement classified as a partnership for United States federal income tax purposes holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership that will hold Notes, you are urged to consult your own tax advisor regarding the tax consequences of holding the Notes to you.

This summary of certain United States federal income tax considerations is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax considerations arising under other United States federal tax laws (such as the estate or gift tax laws), the laws of any state, local, foreign or other taxing jurisdiction or any applicable tax treaty.

Effect of Certain Contingency

Upon the occurrence of a “Change of Control Triggering Event,” as defined under “Description of Notes — Offer to Repurchase upon a Change of Control Triggering Event,” we may be obligated to make payments on the Notes in excess of stated interest and principal payments and to make payments on the Notes in advance of their scheduled dates. These obligations may implicate the provisions of Treasury regulations relating to “contingent payment debt instruments.” According to applicable Treasury regulations, such contingency will not cause the Notes to be treated as contingent payment debt instruments, if, as of the date the Notes are issued, such contingency, in the aggregate, is considered “remote” or “incidental.” We intend to take the position that the foregoing contingency does not cause the Notes to be subject to the contingent payment debt instrument rules.

Our determination is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to successfully challenge this determination, a holder subject to United States federal income taxation might be required to accrue interest income at a higher rate than the stated interest rate, and to treat as ordinary income (rather than capital gain) any gain recognized on the taxable disposition of a note. Prospective investors should consult their tax advisers about the possible application of the contingent payment debt instruments rules to the Notes. The remainder of this discussion assumes that the Notes will not be treated as contingent payment debt instruments.

Consequences to U.S. Holders

The following portion of this summary will apply to you if you are a “U.S. Holder.” For purposes of this discussion, a U.S. Holder is a beneficial owner of a note that is, for United States federal income tax purposes:

•        an individual who is a citizen or resident of the United States;

•        an entity taxable as a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•        an estate the income of which is subject to United States federal income taxation regardless of its source; or

•        a trust (i) if a court within the United States can exercise primary supervision over its administration, and one or more United States persons (as defined under the Code) have the authority to control all of the substantial decisions of that trust or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

Payments of Interest

It is anticipated, and this discussion assumes, that the Notes will be issued at par or at a discount that is less than a “de minimis” amount for United States federal income tax purposes. Stated interest on the Notes will generally be taxable to you as ordinary income at the time it is paid or accrued in accordance with your method of accounting for United States federal income tax purposes.

Sale or Other Taxable Disposition of Notes

Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, you will recognize taxable gain or loss equal to the difference between the amount realized on such disposition (except to the extent any amount realized is attributable to accrued but unpaid interest, which, if not previously included in income, will be treated as interest as described above) and your adjusted tax basis in the note. Your adjusted tax basis in a note generally will be your cost for the note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note. Gain or loss recognized on the disposition of a note generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of such disposition, your holding period for the note is more than one year. Long-term capital gains of non-corporate taxpayers are generally eligible for preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting generally will apply to payments on the Notes and to payments of the proceeds from a sale or other taxable disposition of the Notes unless you are an exempt recipient. United States federal backup withholding (currently at a rate of 24%) generally will apply to payments if you fail to furnish a properly completed and executed IRS Form W-9 to us or our paying agent providing your taxpayer identification number and complying with certain certification requirements, or otherwise establish an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will generally be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that you furnish the required information to the IRS on a timely basis. U.S. Holders are urged to consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable.

Consequences to Non-U.S. Holders

The following portion of this summary will apply to you if you are a “Non-U.S. Holder.” You are a “Non-U.S. Holder” if you are a beneficial owner of a note that is neither a U.S. Holder nor a partnership for United States federal income tax purposes.

Payments of Interest

Subject to the discussions of backup withholding and FATCA below, payments of interest on the Notes to you generally will be exempt from United States federal income tax and withholding tax under the “portfolio interest” exemption if:

•        you do not conduct a trade or business within the United States with which the interest income is effectively connected (and, in the case of an applicable income tax treaty, attributable to your permanent establishment or fixed base in the United States);

•        you do not own, actually or constructively, 10% or more of the combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the Treasury Regulations thereunder;

•        you are not a “controlled foreign corporation” that is related to us through stock ownership;

•        you are not a bank that receives such interest in a transaction described in section 881(c)(3)(A) of the Code; and

•        you provide a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), to us or our paying agent certifying under penalty of perjury that you are not a United States person. If you hold the Notes through a securities clearing organization, financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to such agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts and other intermediaries, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above for the portfolio interest exemption, payments of interest made to you on the Notes generally will be subject to the 30% United States federal withholding tax, unless you provide us either with (1) a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or successor form), establishing an exemption from (or a reduction of) withholding under the benefits of an applicable income tax treaty, or (2) a properly completed and executed IRS Form W-8ECI (or successor form) certifying that interest paid on the note is not subject to withholding tax because the interest is effectively connected with your conduct of a trade or business in the United States (as discussed below under “— Income or Gain Effectively Connected with a United States Trade or Business”).

Sale or Other Taxable Disposition of Notes

Subject to the discussions of backup withholding and FATCA below, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale, exchange, redemption, retirement or other taxable disposition of a note unless:

•        the gain is effectively connected with your conduct of a trade or business in the United States (and, if an income tax treaty applies, is attributable to your permanent establishment or fixed base in the United States); or

•        you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If a Non-U.S. Holder is described in the first bullet point, see “— Income or Gain Effectively Connected with a United States Trade or Business” below. If you are described in the second bullet point, you will generally be subject to United States federal income tax at a rate of 30% on the amount by which your capital gains allocable to United States sources, including gain from such disposition, exceed any capital losses allocable to United States sources, except as otherwise required by an applicable income tax treaty.

To the extent that the amount realized on a sale, redemption, exchange, retirement or other taxable disposition of the Notes is attributable to accrued but unpaid interest on the Notes, it generally will be treated in the same manner as described in “— Payments of Interest” above.

Income or Gain Effectively Connected with a United States Trade or Business

If you are engaged in the conduct of a trade or business in the United States and interest on a note or gain recognized from the sale, exchange, redemption, retirement or other taxable disposition of a note is effectively connected with the conduct of that trade or business, you will generally be subject to United States federal income tax (but not the 30% United States federal withholding tax on interest if certain certification requirements are satisfied) on that interest and on gain on a net income basis in the same manner as if you were a United States person as defined under the Code. You can generally meet these certification requirements by providing a properly completed and executed IRS Form W-8ECI (or successor form) to us, or our paying agent. If you are eligible for the benefits of an income tax treaty between the United States and your country of residence, any effectively connected income or gain generally will be subject to United States federal income tax on a net income basis only if it is also attributable to a permanent establishment or fixed base maintained by you in the United States. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax equal to 30% (or a lower applicable income tax treaty rate) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with interest payments on the Notes. Unless you comply with certification procedures to establish that you are not a United States person, information returns may be filed with the IRS in connection with the payment of proceeds of a sale, retirement or other disposition of a note, and you may be subject to backup withholding with respect to payments on your Notes or on the proceeds from the sale, retirement or other disposition of a note. Compliance with the certification procedures required to claim the exemption from withholding tax on interest described above will avoid backup withholding as well. The amount of any backup withholding from a payment to you will be allowed as a credit against your United States federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA

Pursuant to sections 1471 through 1474 of the Code, commonly referred to as “FATCA,” and regulations promulgated thereunder, payments to foreign entities of interest on and the gross proceeds of dispositions of debt obligations of a United States issuer will, subject to the discussion below, be subject to a withholding tax (separate and apart from, but without duplication of, the withholding tax described above) at a rate of 30%, unless various United States information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied. Under proposed United States Treasury

Regulations that may be relied upon by taxpayers prior to finalization, withholding under FATCA will not apply to payments of gross proceeds of a sale or other disposition of Notes. Accordingly, withholding under FATCA generally will apply to payments of interest on the Notes if the beneficial owner or any foreign intermediary fails to comply with the required information reporting and due diligence. However, an intergovernmental agreement between the United States and the non-United States beneficial owner’s or intermediary’s jurisdiction may modify these requirements. You should consult your tax adviser regarding the possible effect of this withholding tax on your investment in the Notes.

The summary of United States federal income tax considerations set forth above is intended for general information only and may not be applicable depending upon an investor’s particular situation. Prospective investors are urged to consult their own tax advisors with respect to the tax consequences to them of the acquisition, ownership and disposition of Notes, including the tax consequences under United States federal income tax laws, state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

Underwriting (Conflicts of Interest)

We and BofA Securities, Inc., Citigroup Global Markets Inc., Morgan Stanley & Co. LLC and Scotia Capital (USA) Inc., as representatives for the underwriters for the offering, have entered into an underwriting agreement with respect to the Notes. Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and each underwriter has severally, and not jointly, agreed to purchase, the aggregate principal amount of Notes listed next to its name in the following table:

Underwriters	Principal Amount of Notes	Principal Amount of Notes	Principal Amount of Notes
BofA Securities, Inc.	$	$	$
Citigroup Global Markets Inc.
Morgan Stanley & Co. LLC
Scotia Capital (USA) Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
Total	$	$	$

The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Notes offered by this prospectus supplement are subject to certain conditions. The underwriters are committed to take and pay for all of the Notes being offered, if any are taken.

The underwriters have advised us that they propose initially to offer the Notes to the public for cash at the public offering prices set forth on the cover of this prospectus supplement, and to certain dealers at such prices less a concession not in excess of             % of the principal amount of the             Notes,             % of the principal amount of the             Notes and             % of the principal amount of the            Notes. The underwriters may allow, and such dealers may reallow, a concession not in excess of             % of the principal amount of the Notes,             % of the principal amount of the              Notes and             % of the principal amount of the              Notes to certain other dealers. After the initial public offering of the Notes, the public offering prices and other selling terms may be changed by the representatives. The offering of the Notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The following table shows the underwriting discounts that we are to pay to the underwriters in connection with this offering.

Paid by Starbucks
Per Note		%
Per Note		%
Per Note		%
Total	$

We estimate that our share of the total expenses of the offering, excluding the underwriting discounts, will be approximately $             million.

We have agreed to indemnify the several underwriters against, or contribute to payments that the underwriters may be required to make in respect of, certain liabilities, including liabilities under the Securities Act.

Each series of Notes is a new issue of securities with no established trading market. The Notes will not be listed on any securities exchange or quoted on any automated dealer quotation system. The underwriters may make a market in the Notes of any series offered hereby after completion of the offering but will not be obligated to do so and may discontinue any market-making activities at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes or that active public markets for the Notes will develop. If active public markets for the Notes do not develop, the market prices and liquidity of the Notes may be adversely affected.

In connection with the offering of the Notes, the representatives, on behalf of the underwriters, may engage in transactions that stabilize, maintain or otherwise affect the prices of the Notes. Specifically, the representatives may overallot in connection with the offering, creating a short position. In addition, the representatives may bid for, and purchase, the Notes in the open market to cover short positions or to stabilize the prices of the Notes. Any of these activities may stabilize or maintain the market prices of the Notes above independent market levels, but no representation is made hereby of the magnitude of any effect that the transactions described above may have on the market prices of the Notes. The representatives will not be required to engage in these activities, and may engage in these activities, and may end any of these activities, at any time without notice.

The representatives also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Any of these activities may have the effect of preventing or retarding a decline in the market prices of the Notes. They may also cause the prices of the Notes to be higher than the prices that otherwise would exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter-market or otherwise. If underwriters commence any of these transactions, they may discontinue them at any time.

We expect that delivery of the Notes will be made to investors on or about            , 2025, which will be the            business day following the date of this prospectus supplement (such settlement being referred to as “T+            ”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than one business day prior to the settlement date will be required, by virtue of the fact that the Notes initially settle in T+            , to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes more than one business day prior to the settlement date should consult their advisors.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. Affiliates of several underwriters are lenders under our Credit Agreement.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments, including acting as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect the future trading prices of the Notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We intend to use a portion of the net proceeds of this offering to repay in full at maturity our 3.800% Senior Notes. Certain of the underwriters or their respective affiliates may be holders of our 3.800% Senior Notes. In the event that any of the underwriters, together with their respective affiliates, receives at least 5% of the net proceeds of this offering, not including underwriting compensation, such underwriters will be deemed to have a “conflict of interest” within the meaning of FINRA Rule 5121. However, in accordance with FINRA Rule 5121, no “qualified independent underwriter” is required because the Notes are investment grade-rated by one or more nationally recognized statistical rating agencies.

Selling Restrictions

Notice to Prospective Investors in Canada

The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principals that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement or the accompanying prospectus (including any amendment hereto or thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

The Notes have not been offered, sold or otherwise made available, are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (the “EEA”). For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended, the “Prospectus Regulation”). Consequently, no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in the EEA will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the Prospectus Regulation. The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

Notice to Prospective Investors in Switzerland

This prospectus supplement and the accompanying prospectus are not intended to constitute an offer or solicitation to purchase or invest in the Notes. The Notes may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act (“FinSA”) and no application has or will be made to admit the Notes to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes constitutes a prospectus pursuant to the FinSA, and neither this prospectus supplement and the accompanying prospectus nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Kingdom

The Notes have not been offered, sold or otherwise made available, are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the United Kingdom. For these purposes, a “retail investor” means a person who is one (or more) of: (i) a retail client, as defined in point (8) of Article 2 of Regulation (EU) No 2017/565 as it forms part of domestic law by virtue of the

European Union (Withdrawal) Act 2018 (as amended, the “EUWA”); or (ii) a customer within the meaning of the provisions of the Financial Services and Markets Act 2000 (as amended, the “FSMA”) and any rules or regulations made under the FSMA to implement Directive (EU) 2016/97 (as amended), where that customer would not qualify as a professional client, as defined in point (8) of Article 2(1) of Regulation (EU) No 600/2014 as it forms part of domestic law by virtue of the EUWA; or (iii) not a qualified investor as defined in Article 2 of Regulation (EU) 2017/1129 (as amended) as it forms part of domestic law by virtue of the EUWA (the “UK Prospectus Regulation”). Consequently, no key information document required by the PRIIPs Regulation as it forms part of domestic law by virtue of the EUWA (the “UK PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the United Kingdom has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the United Kingdom may be unlawful under the UK PRIIPs Regulation. The expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Notes to be offered so as to enable an investor to decide to purchase or subscribe for the Notes.

In addition, each underwriter has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of Notes in circumstances in which Section 21(1) of the FSMA does not apply to us and has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to any Notes in, from or otherwise involving the United Kingdom. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of the Notes in the United Kingdom will be made pursuant to an exemption under the UK Prospectus Regulation from the requirement to publish a prospectus for offers of the Notes. This prospectus supplement and the accompanying prospectus are not prospectuses for the purposes of the UK Prospectus Regulation.

This prospectus supplement and the accompanying prospectus are for distribution in the United Kingdom only to persons who are qualified investors (as defined in the UK Prospectus Regulation) and who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order or (iii) are persons to whom an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) in connection with the issue or sale of any Notes may otherwise lawfully be communicated or caused to be communicated (all such persons together being referred to as “relevant persons”). In the United Kingdom, this prospectus supplement and the accompanying prospectus are directed only at relevant persons and must not be acted on or relied on by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this prospectus supplement and the accompanying prospectus relate is available only to relevant persons and will be engaged in only with relevant persons.

Notice to Prospective Investors in the Dubai International Financial Centre

This prospectus supplement relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.

In relation to its use in the Dubai International Financial Centre (the “DIFC”), this prospectus supplement is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates

The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the DIFC) other than in compliance with the laws of the United Arab Emirates (and the DIFC) governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the DIFC) and is not intended to be a public offer. This prospectus supplement and accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the DFSA.

Notice to Prospective Investors in Australia

No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering. Neither this prospectus supplement nor the accompanying prospectus constitutes a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the Notes may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the Notes without disclosure to investors under Chapter 6D of the Corporations Act.

The Notes applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 days after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

Notice to Prospective Investors in Hong Kong

The Notes have not been and may not be offered or sold in Hong Kong by means of any document other than (i) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) (the “SFO”) and any rules made thereunder, or (ii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32, Laws of Hong Kong) (the “C(WUMP)O”) or which do not constitute an offer to the public within the meaning of the C(WUMP)O. No advertisement, invitation or document relating to the Notes has been or may be issued or may be in the possession of any person for the purpose of the issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the SFO and any rules made thereunder.

The contents of this prospectus supplement and the accompanying prospectus have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offering of the Notes. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Notice to Prospective Investors in Japan

The Notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended) (the “FIEA”). Accordingly, the Notes have not been and will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the FIEA and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the Notes have not been and will not be offered or sold, or be made the subject of an invitation for subscription or purchase, and this prospectus supplement and the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Notes has not been and may not be circulated or distributed, nor may the Notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act, Chapter 289 of Singapore, as modified or amended from time to time (the “SFA”)), pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provisions of the SFA.

Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is: (i) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (ii) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA except: (1) to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is or will be given for the transfer; (3) where the transfer is by operation of law; (4) as specified in Section 276(7) of the SFA; or (5) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities based Derivatives Contracts) Regulations 2018.

Singapore SFA Product Classification — In connection with Section 309B of the SFA and the Securities and Futures (Capital Markets Products) Regulations 2018 (“CMP”), unless otherwise specified before an offer of the Notes, the Company has determined, and hereby notifies all relevant persons (as defined in Section 309A(1) of the SFA), that the Notes are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Taiwan

The Notes have not been and will not be registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”), pursuant to relevant securities laws and regulations of Taiwan, and may not be offered or sold within Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan that requires a registration or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer, sell, give advice regarding or otherwise intermediate the offering and sale of the Notes in Taiwan.

Legal Matters

The validity of the Notes will be passed upon for us by Cleary Gottlieb Steen & Hamilton LLP, and, with respect to matters of Washington law, by Joshua Gaul, vice president, assistant general counsel, and corporate secretary.

Mr. Gaul owns shares of, and options on, Starbucks common stock, both directly and as a participant in various stock and employee benefit plans. Certain legal matters will be passed upon for the underwriters by Willkie Farr & Gallagher LLP.

Experts

The financial statements of Starbucks Corporation as of September 29, 2024 and October 1, 2023, and for each of three years in the period ended September 29, 2024 incorporated by reference in this prospectus supplement and the accompanying prospectus, and the effectiveness of Starbucks Corporation’s internal control over financial reporting as of September 29, 2024 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

Incorporation of Certain Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus supplement and the accompanying prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. You may request a free copy of any of the documents incorporated by reference in this prospectus supplement and the accompanying prospectus by writing to us or telephoning us at the address and telephone number set forth below. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus supplement and prior to the termination of the offering:

•        Our Annual Report on Form 10-K for the fiscal year ended September 29, 2024, filed with the SEC on November 20, 2024;

•        Our Quarterly Reports on Form 10-Q for the fiscal quarters ended December 29, 2024 and March 30, 2025, filed with the SEC on January 28, 2025 and April 29, 2025, respectively;

•        Our Current Reports on Form 8-K filed with the SEC on November 21, 2024, January 16, 2025, March 4, 2025 (excluding any information furnished pursuant to Item 7.01 and Exhibit 99.1 thereto), as amended on March 7, 2025, March 14, 2025 and April 23, 2025; and

•        Our Definitive Proxy Statement on Schedule 14A filed on January 24, 2025 (only with respect to sections explicitly incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended September 29, 2024).

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus supplement or the accompanying prospectus unless specifically stated otherwise.

You may request a free copy of these filings by writing, telephoning or e-mailing us at the following address:

Starbucks Corporation
Investor Relations — Mailstop EX4
P.O. Box 34067
Seattle, Washington 98124-1067
(206) 318-7118
investorrelations@starbucks.com
http://investor.starbucks.com

PROSPECTUS

STARBUCKS CORPORATION

DEBT SECURITIES
COMMON STOCK
PREFERRED STOCK
WARRANTS
SUBSCRIPTION RIGHTS
PURCHASE CONTRACTS
UNITS

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We or selling security holders may from time to time offer to sell our debt securities, common stock or preferred stock, either separately or represented by warrants, subscription rights or purchase contracts, as well as units that include any of these securities or securities of other entities. The debt securities may consist of debentures, notes, or other types of debt. Our common stock is listed on the Nasdaq Global Select Market and trades under the ticker symbol “SBUX.” The closing price of our common stock on August 31, 2022 was $84.07 per share. Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange. The debt securities, preferred stock, warrants, and purchase contracts may be convertible into or exercisable or exchangeable for common or preferred stock, other securities of ours, or debt or equity securities of one or more other entities.

We or selling security holders may offer and sell these securities to or through one or more underwriters, dealers, or agents, or directly to purchasers, on a continuous or delayed basis. These securities also may be resold by security holders. We will provide specific terms of any securities to be offered in supplements to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

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INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE “RISK FACTORS” INCLUDED IN ANY ACCOMPANYING PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS FOR A DISCUSSION OF THE FACTORS YOU SHOULD CAREFULLY CONSIDER BEFORE DECIDING TO PURCHASE THESE SECURITIES. ALSO SEE “RISK FACTORS” ON PAGE 4 OF THIS REGISTRATION STATEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this prospectus is September 1, 2022

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. By using a shelf registration statement, we or selling security holders may sell, at any time and from time to time in one or more offerings, any combination of the securities described in this prospectus.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in or incorporated by reference into this prospectus, any accompanying prospectus supplement or any free writing prospectus provided in connection with an offering. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should not assume that the information contained in this prospectus is accurate as of any date other than that date, unless we otherwise note in this prospectus or any accompanying prospectus supplement.

This prospectus provides you with a general description of the securities we or a selling security holder may offer. Each time we or a selling security holder sells securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update, or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the applicable prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”

The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus.

The exhibits to the registration statement contain the full text of certain contracts and other important documents we have summarized in this prospectus. You should review the full text of these documents because these summaries may not contain all the information that you may find important in deciding whether to purchase the securities we offer. You may obtain copies of these documents as described below under the heading “Where You Can Find More Information.”

Unless otherwise indicated or the context otherwise requires, references in this prospectus to the “Starbucks,” “Registrant,” “we,” “us,” and “our” refer to Starbucks Corporation and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy and information statements, and amendments to reports filed or furnished pursuant to Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding Starbucks Corporation and other companies that file materials electronically with the SEC. Copies of our periodic and current reports and proxy statements may be obtained, free of charge, on our website at http://investor.starbucks.com. This reference to our Internet address is for informational purposes only and shall not, under any circumstances, be deemed to incorporate the information available at or through such Internet address into this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby incorporate by reference the documents listed below. Information that we file later with the SEC will automatically update and in some cases supersede this information. Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•        Our Annual Report on Form 10-K for the fiscal year ended October 3, 2021, filed on November 19, 2021; (including the portions of our Definitive Proxy Statement on Schedule 14A, filed with the SEC on January 28, 2022, incorporated by reference therein);

•        Our Quarterly Reports on Form 10-Q for the quarterly periods ended January 2, 2022, April 3, 2022 and July 3, 2022 filed with the SEC on February 1, 2022, May 3, 2022 and August 2, 2022, respectively;

•        Our Current Reports on Form 8-K filed with the SEC on January 14, 2022, February 10, 2022, February 14, 2022, March 16, 2022, March 17, 2022, March 22, 2022, April 5, 2022, August 18, 2022 and August 25, 2022;

•        The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 26, 2001, and any amendment or report updating that description, including the description contained in Exhibit 4.32 to our Annual Report on Form 10-K for the year ended October 3, 2021; and

•        Future filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this prospectus and before the termination of the offering of the securities made under this prospectus; provided, however, that we are not incorporating by reference any documents or information, including parts of documents that we file with the SEC, that are deemed to be furnished and not filed with the SEC. Unless specifically stated to the contrary, none of the information we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

We will provide, without charge, to each person to whom a copy of this prospectus has been delivered, including any beneficial owner, a copy of any and all of the documents referred to herein that are summarized in and incorporated by reference into this prospectus, if such person makes a written or oral request directed to:

Starbucks Corporation
Investor Relations Department
2401 Utah Avenue South, Mailstop IR
Seattle, WA 98134
investorrelations@starbucks.com
http://investor.starbucks.com

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, including documents incorporated herein by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including statements regarding guidance, industry prospects, or future results of operations or financial position, made in or incorporated by reference into this prospectus are forward-looking. We use words such as anticipates, believes, expects, future, intends, and similar expressions to identify forward-looking statements. Forward-looking statements reflect management’s current expectations and are inherently uncertain. Actual results could differ materially for a variety of reasons, including, among others, trends in or expectations relating to the effects of our existing and any future initiatives, strategies, investments and plans, including our reinvention plan, as well as trends in or expectations regarding our financial results and long-term growth model and drivers; our operations in the U.S. and China; our environmental, social and governance efforts; our partners; economic and consumer trends, including the impact of inflationary pressures; impact of foreign currency translation; strategic pricing; the conversion of certain market operations to fully licensed models; our plans for streamlining our operations, including store openings, closures and changes in store formats and models; expanding our licensing to Nestlé of our consumer packaged goods and Foodservice businesses and its effects on our Channel Development segment results; tax rates; business opportunities and expansion; strategic acquisitions; our dividends programs; commodity costs and our mitigation strategies; our liquidity, cash flow from operations, investments, borrowing capacity and use of proceeds; continuing compliance with our covenants under our credit facilities and commercial paper program; repatriation of cash to the U.S.; the likelihood of the issuance of additional debt and the applicable interest rate; the continuing impact of the COVID-19 pandemic on our financial results and future availability of governmental subsidies for COVID-19 or other public health events; our ceo transition; our share repurchase program; our use of cash and cash requirements; the expected effects of new accounting pronouncements and the estimated impact of changes in U.S. tax law, including on tax rates, investments funded by these changes and potential outcomes; and effects of legal proceedings. Such statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual future results and trends may differ materially depending on a variety of factors, including, but not limited to: the continuing impact of COVID-19 on our business; regulatory measures or voluntary actions that may be put in place to limit the spread of COVID-19, including restrictions on business operations or social distancing requirements, and the duration and efficacy of such restrictions; the resurgence of COVID-19 infections and the circulation of novel variants of COVID-19; fluctuations in U.S. and international economies and currencies; our ability to preserve, grow and leverage our brands; the ability of our business partners and third-party providers to fulfill their responsibilities and commitments; potential negative effects of incidents involving food or beverage-borne illnesses, tampering, adulteration, contamination or mislabeling; potential negative effects of material breaches of our information technology systems to the extent we experience a material breach; material failures of our information technology systems; costs associated with, and the successful execution of, the Company’s initiatives and plans; new initiatives and plans or revisions to existing initiatives or plans; our ability to obtain financing on acceptable terms; the acceptance of the Company’s products by our customers, evolving consumer preferences and tastes and changes in consumer spending behavior; partner investments, changes in the availability and cost of labor including any union organizing efforts and our responses to such efforts; failure to attract or retain key executive or employee talent or successfully transition executives; significant increased logistics costs; inflationary pressures; the impact of competition; inherent risks of operating a global business including any potential negative effects stemming from the Russian invasion of Ukraine; the prices and availability of coffee, dairy and other raw materials; the effect of legal proceedings; and the effects of changes in tax laws and related guidance and regulations that may be implemented. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are described in greater detail in the section below, and in the section of any accompanying prospectus supplement, entitled “Risk Factors.” Although we believe we have been prudent in our plans and assumptions, no assurance can be given that any goal or plan set forth in forward-looking statements can or will be achieved, and readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law, you are advised to consult any additional disclosures we make in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K filed with the SEC. See “Where You Can Find More Information.”

THE COMPANY

Starbucks is the premier roaster, marketer and retailer of specialty coffee in the world, operating in 83 markets. Formed in 1985, Starbucks Corporation’s common stock trades on the Nasdaq Global Select Market (“Nasdaq”) under the symbol “SBUX.” We purchase and roast high-quality coffees that we sell, along with handcrafted coffee, tea and other beverages and a variety of high-quality food items through company-operated stores. We also sell a variety of coffee and tea products and license our trademarks through other channels, such as licensed stores as well as grocery and foodservice through our Global Coffee Alliance with Nestlé S.A. (“Nestlé”). In addition to our flagship Starbucks Coffee brand, we sell goods and services under the following brands: Teavana, Seattle’s Best Coffee, Ethos, Starbucks Reserve and Princi.

Our primary objective is to maintain Starbucks standing as one of the most recognized and respected brands in the world. We believe our work to create a company that is profit-, people- and planet-positive, along with our ability to successfully execute strategies that support this work, contribute to our primary objective.

We were incorporated in the State of Washington in 1985. Our principal executive offices are located at 2401 Utah Avenue South, Seattle, Washington 98134. Our telephone number is (206) 447-1575.

RISK FACTORS

Investing in our securities involves risk. Before you decide whether to purchase any of our securities, in addition to the other information, documents, or reports included in or incorporated by reference into this prospectus and any accompanying prospectus supplement or other offering materials, you should carefully consider the risk factors in the section entitled “Risk Factors” in any prospectus supplement as well as our most recent Annual Report on Form 10-K and our most recent Quarterly Report on Form 10-Q, both of which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented, or superseded from time to time by our filings under the Exchange Act. For more information, see the section entitled “Where You Can Find More Information.” These risks could materially and adversely affect our business, results of operations and financial condition and could result in a partial or complete loss of your investment. The risks and uncertainties we have described are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our operations.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include the repurchase of our common stock under our ongoing share repurchase program, business expansion, payment of cash dividends on our common stock or the financing of possible acquisitions. Specific allocations of the proceeds for such purposes have not been made at this time. Unless otherwise set forth in a prospectus supplement, we will not receive any proceeds from the sale of any securities by any selling security holders.

SELLING SECURITY HOLDERS

In addition to covering the offering of the securities described in this prospectus, this prospectus covers the offering of securities by selling security holders. Information about selling security holders, if any, will be set forth in the applicable prospectus supplement, in a post-effective amendment, or in other filings we make with the SEC which are incorporated by reference.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities. For a comprehensive description of any series of debt securities being offered to you pursuant to this prospectus, you should read both this prospectus and the applicable prospectus supplement.

The debt securities will be issued under an indenture, dated as of September 15, 2016, between us and U.S. Bank Trust Company, National Association, as successor in interest to U.S. Bank National Association, as trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. This summary is not complete, and is qualified in its entirety by reference to the indenture. The indenture has been filed as an exhibit to the registration statement. You should read the indenture for provisions that may be important to you.

A form of each debt security, reflecting the specific terms and provisions of that series of debt securities, will be filed with the SEC in connection with each offering of debt securities and will be incorporated by reference in the registration statement of which this prospectus forms a part.

Capitalized terms used in this summary have the meaning specified in the indenture. For purposes of the below summary, “we,” “us” and “our” shall refer only to Starbucks Corporation and shall exclude any of its subsidiaries.

General

Unless otherwise specified in a supplement to this prospectus, the debt securities will be our senior, direct, unsecured obligations and, as such, will rank pari passu in right of payment with all of our existing and future senior unsecured indebtedness and senior in right of payment to all of our subordinated indebtedness. The debt securities will be effectively subordinated to (i) all existing and future indebtedness or other liabilities of our subsidiaries and (ii) all of our existing and future secured indebtedness to the extent of the value of the collateral securing that indebtedness.

The indenture does not limit the aggregate principal amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series. We may specify a maximum aggregate principal amount for the debt securities of any series.

Unless otherwise specified in the applicable prospectus supplement, the indenture does not afford the holders of the debt securities the right to require us to repurchase or redeem the debt securities in the event of a highly-leveraged transaction.

We are not obligated to issue all debt securities of one series at the same time and, unless otherwise provided in the applicable prospectus supplement, we may reopen a series, without the consent of the holders of the outstanding debt securities of that series, for the issuance of additional debt securities of that series. Additional debt securities of a particular series will have the same terms and conditions as outstanding debt securities of such series, except for the issue date and, in some cases, the public offering price and the first interest payment date, and will be consolidated with, and form a single series with, such outstanding debt securities. Any additional debt securities shall be issued under a separate CUSIP number if such additional debt securities are not fungible with the debt securities of other debt securities of its series for U.S. federal income tax purposes.

The applicable prospectus supplement will set forth, among other things:

•        the title of the debt securities;

•        the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•        whether the debt securities will be senior debt securities or subordinated debt securities, and if they are subordinated debt securities, the terms of the subordination;

•        any limit on the aggregate principal amount of the debt securities and the right, if any, to extend such date or dates;

•        the date or dates on which we will pay the principal on the debt securities;

•        the dates, if any, on which interest on the offered debt securities will be payable, and the regular record date for any interest payable on any offered securities;

•        the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including, but not limited to, any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•        the right, if any, to extend the interest periods and the duration of that extension;

•        the place or places where principal of, and premium and interest on, the debt securities will be payable;

•        the terms and conditions upon which we may redeem the debt securities;

•        any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•        the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•        the denominations in which the debt securities will be issued, if other than minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•        whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

•        the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•        the designation of the currency or currencies in which payment of principal of, and premium and interest on, the debt securities will be made if other than U.S. dollars;

•        any provisions relating to any security provided for the debt securities;

•        any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•        any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

•        any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

•        any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

The foregoing is not intended to be an exclusive list of the terms that may be applicable to any offered debt securities.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies in the applicable prospectus supplement.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act that may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the applicable prospectus supplement relating thereto.

The statements made hereunder relating to the indentures and any debt securities that we may issue are summaries of certain provisions thereof and are qualified in their entirety by reference to all provisions of the indentures and the debt securities and the descriptions thereof, if different, in the applicable prospectus supplement.

Exchange and Transfer

Debt securities may be transferred or exchanged at the office of the security registrar, co-registrar or at the office of any transfer agent designated by us.

We will not impose a service charge for any transfer or exchange (except as otherwise expressly permitted under the indenture), but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

In the event of any potential redemption of debt securities of any series, we will not be required to:

•        issue, register the transfer of, or exchange, any debt security of that series during a period beginning at the opening business 15 days immediately preceding the day of mailing of a notice of redemption for the debt security of that series and ending at the close of business on the day of the mailing; or

•        register the transfer of, or exchange, any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the applicable prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

•        be registered in the name of a depositary that we will identify in a prospectus supplement;

•        be deposited with the depositary or its nominee; and

•        bear any required legends.

No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

•        the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary, and we have not appointed a qualified successor depositary within 90 days of such event;

•        we execute and deliver to the depositary an officer’s certificate to such effect;

•        an event of default with respect to the debt securities represented by such global security shall have happened and is continuing; or

•        any other circumstances described in a prospectus supplement occur.

Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

Institutions that have accounts with the depositary or its nominee are referred to as “participants.” Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

Payment and Paying Agent

The provisions of this subsection will apply to the debt securities unless otherwise indicated in the applicable prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

We may also name any other paying agents in the applicable prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for payment on any debt security that remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Merger, Consolidation and Sale of Assets

Except as otherwise set forth in the applicable prospectus supplement, we may not, directly or indirectly, consolidate with or merge into any other person or sell, assign, transfer, convey or otherwise dispose of all of, or substantially all of, our properties and assets to any person, unless:

•        we are the surviving entity or the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other U.S. entity;

•        the successor expressly assumes by a supplemental indenture our obligations on the debt securities and under the indenture;

•        immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

•        certain other conditions are met.

Events of Default

Event of default means, with respect to any series of debt securities, any of the following:

•        default in the payment of any interest on any debt security of that series when it becomes due and payable, and continuance of that default for a period of 90 days;

•        default in the payment of principal of, or premium on, any debt security of that series when due and payable;

•        default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 90 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

•        certain events of bankruptcy, insolvency or reorganization of our company; and

•        any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default (other than an event of default resulting from certain events of bankruptcy, insolvency or reorganization) with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

•        that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•        the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, and premium and any interest on, that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment would:

•        reduce the principal of or change the fixed maturity of any debt security or reduce the amount payable or extend the time of payment of any redemption or repurchase of debt securities of a series;

•        reduce the rate (or alter the method of computation) of, or extend the time for payment of, interest (including default interest) on any debt security;

•        waive a default or event of default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•        make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•        make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•        reduce the percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past default.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any existing default under the indenture with respect to that series and its consequences, except a continuing default or default in the payment of the principal of, or premium or any interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of all of the holders of each outstanding debt security of the series affected; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the beneficial holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions, we may omit to comply with certain of the covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include, among other things:

•        depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•        delivering to the trustee an opinion of counsel to the effect that the beneficial holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Restated Articles of Incorporation (the “Articles of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which has been filed with the SEC. We encourage you to read our Articles of Incorporation, our Bylaws and the applicable provisions of Washington Business Corporation Act, Title 23B of the Revised Code of Washington, for additional information.

Authorized Capital Shares

Our authorized capital shares consist of 2,400,000,000 shares of common stock, $0.001 par value per share (“common stock”), and 7,500,000 shares of series preferred stock, $0.001 par value per share (“preferred stock”). The outstanding shares of our common stock are fully paid and nonassessable.

Voting Rights

Holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors. Our common stock does not have cumulative voting rights.

Dividend Rights

Subject to the rights of holders of outstanding shares of preferred stock, if any, the holders of common stock are entitled to receive dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available for the payment of dividends.

Liquidation Rights

Subject to the rights of holders of outstanding shares of preferred stock, if any, holders of common stock will share ratably in all assets legally available for distribution to our shareholders in the event of dissolution.

Other Rights and Preferences

Our common stock has no sinking fund or redemption provisions or preemptive, conversion or exchange rights.

Listing

The common stock is traded on Nasdaq under the trading symbol “SBUX”.

DESCRIPTION OF OTHER SECURITIES

We will set forth in the applicable prospectus supplement a description of any preferred stock, purchase contracts, subscription rights, warrants or units that may be offered pursuant to this prospectus.

PLAN OF DISTRIBUTION

We or a selling security holder may sell the offered securities through agents, through underwriters or dealers, through broker-dealers (acting as agent or principal), directly to one or more purchasers, through a combination of any of these methods of sale or through any other methods described in the applicable prospectus supplement. The distribution of securities may be effected, from time to time, in one or more transactions, including block transactions and transactions on Nasdaq or any other organized market where the securities may be traded.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters, or dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. We will identify the specific plan of distribution, including any underwriters, dealers, agents, or direct purchasers and their compensation in the applicable prospectus supplement.

The applicable prospectus supplement with respect to the securities of a particular series will describe the terms of the offering of the securities, including the name of the agent or any underwriters, the public offering or purchase price and the proceeds we will receive from the sale of the securities, any discounts and commissions to be allowed or re-allowed or paid to the agent or underwriters, all other items constituting underwriting compensation, any discounts and commissions to be allowed or re-allowed or paid to dealers and any exchanges on which the securities will be listed.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated in the applicable prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, as amended (the “Securities Act”), of the securities.

If underwriters are used in a sale of the securities in respect of which this prospectus is delivered, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement will set forth any managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus and the applicable prospectus supplement will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we, a selling security holder, or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the applicable prospectus supplement the name of the dealer and the terms of the transactions.

We or a selling security holder may directly solicit offers to purchase the securities and we or a selling security holder may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the applicable prospectus supplement will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

We may enter into agreements with agents, underwriters or dealers which may provide for indemnification by us against specified liabilities, including liabilities incurred under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. If required, the applicable prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us or our subsidiaries in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of common stock registered under the registration statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of our common stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our common stock to engage in market-making activities with respect to our common stock. These restrictions may affect the marketability of our common stock and the ability of any person or entity to engage in market-making activities with respect to our common stock.

The applicable prospectus supplement will set forth whether or not an underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, and penalty bids.

LEGAL MATTERS

Unless the applicable prospectus supplement indicates otherwise, Orrick, Herrington & Sutcliffe LLP will pass upon the validity of any securities issued under this prospectus. Any underwriters will be represented by their own legal counsel, which will be named in an accompanying prospectus supplement.

EXPERTS

The financial statements of Starbucks Corporation incorporated by reference in this Prospectus and the effectiveness of Starbucks Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

$

Starbucks Corporation

$            % Senior Notes due

$            % Senior Notes due

$            % Senior Notes due

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PROSPECTUS SUPPLEMENT

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Joint Book-Running Managers

BofA Securities

Citigroup

Morgan Stanley

Scotiabank

US Bancorp

Wells Fargo Securities

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            , 2025